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Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-142064, 333-118691 and 333-123903, Form S-8 Nos. 333-133450, 333-63451, 333-62910, 333-97163, 333-63453 and 333-120539) of CRA International, Inc. of our report dated February 6, 2006, with respect to the consolidated statements of income, cash flows and shareholders' equity of CRA International, Inc. for the year ended November 26, 2005, included in the Annual Report (Form 10-K) for the year ended November 24, 2007.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 1, 2008

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  Exhibit 23.2